SEC Registration Nos.
Nos. 811-10045 and 333-44064

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933	☐
Post-Effective Amendment No. 49	☒
and/or
REGISTRATION STATEMENT
UNDER

THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 52	☒
Calvert Impact Fund, Inc.
(Exact Name of Registrant as Specified in Charter)

4550 Montgomery Avenue Bethesda, Maryland 20814
(Address of Principal Executive Offices)
Registrant’s Telephone Number: (301) 951-4800

John H. Streur
4550 Montgomery Avenue Bethesda, Maryland 20814
(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This post-effective amendment consists of the following:

•	N-1A Facing Page

•	Part C of the Registration Statement (including signature page)

•	Exhibits (as indicated below)

This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing certain executed copies of exhibits to the Registration Statement. The attached addendum is a correction to the previously filed addendum.

Parts A and B are incorporated by reference to Post-Effective Amendment No. 48 to this Registration Statement, as filed on April 8, 2016.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)
Articles of Incorporation incorporated by reference to Registrant's Pre-Effective Amendment No. 3, November 1, 2000, accession number 0001121624-00-000017.  Articles Supplementary, incorporated by reference to Registrant's Post-Effective Amendment No. 38, July 30, 2013, accession number 0001438390-13-000012.

(b)	Amended and restated By-laws, incorporated by reference to Registrant’s Post-Effective Amendment No. 41, January 30, 2015, accession number 0001121624-15-000005.

(c)	Instruments Defining Rights of Security Holders (not applicable).

(d)(1)
Investment Advisory Agreement with Calvert Asset Management Company, Inc. incorporated by reference to Registrant's Pre-Effective Amendment No. 3, November 1, 2000, accession number 0001121624-00-000017. Revised and Restated Schedule A to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 31, May 25, 2011, accession number 0001121624-11-000037. Amendment to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 34, January 30, 2012, accession number 0001438390-12-000002. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 36, January 30, 2013, accession number 0001121624-13-000001.  Addendum to Schedule A to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 38, July 30, 2013, accession number 0001438390-13-000012.  Addendum to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 39, January 30, 2014, accession number 0001121624-14-000003. Addendum to Schedule A to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 39, January 30, 2014, accession number 0001121624-14-000003. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 41, January 30, 2015, accession number 0001121624-15-000005. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072. Addendum to Investment Advisory Agreement, filed herewith.

(d)(2)
Form of Investment Subadvisory Agreement (Kleinwort Benson Investors International Ltd.), incorporated by reference to Registrant's Post-Effective Amendment No. 23, January 31, 2011, accession number 0001121624-11-000002. Amendment to Subadvisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 34, January 30, 2012, accession number 0001438390-12-000002.

(e)
Underwriting (Distribution) Agreement with Schedules I, II and III, incorporated by reference to Registrant’s Post-Effective Amendment No. 31, May 25, 2011, accession number 0001121624-11-000037.  Distribution Agreement Addendum to Schedules II & III, incorporated by reference to Registrant’s Post-Effective Amendment No. 38, July 30, 2013, accession number 0001438390-13-000012.

(f)	Directors' Deferred Compensation Agreement incorporated by reference to Registrant's Pre-Effective Amendment No. 3, November 1, 2000, accession number 0001121624-00-000017.

(g)
Custodial Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 4, February 26, 2001, accession number 0001121624-01-000027.  Amended Schedule to Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 5, June 9, 2004, accession number 0001121624-04-000012. Amended Schedule to Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 10, February 9, 2007, accession number 0001121624-07-000004. Amended Schedule to Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 13, September 15, 2008, accession number 0001121624-08-000016.  Amendment to the Master Custodian Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 40, October 28, 2013, accession number 0001121624-13-000022.

(h)(1)
Amended Master Transfer Agency and Service Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 10, May 30, 2007, accession number 0001121624-07-000013.  Amended Schedule A to Transfer Agency and Service Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 10, May 30, 2007, accession number 0001121624-07-000013. Amended Schedule A to Master Transfer Agency Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 13, September 15, 2008, accession number 0001121624-08-000016. Amendment to Master Transfer Agency and Service Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 36, January 30, 2013, accession number 0001121624-13-000001. Amendment to Master Transfer Agency and Service Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072.

(h)(2)
Amended and Restated Servicing Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 36, January 30, 2013, accession number 0001121624-13-000001.  Servicing Agreement Addendum to Schedule A, incorporated by reference to Registrant’s Post-Effective Amendment No. 40, October 28, 2013, accession number 0001121624-13-000022.

(h)(3)
Amended and Restated Administrative Services Agreement with Calvert Investment Administrative Services, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072.

(h)(4)	Research Agreement with Consultant Norris A. Dodson IV, incorporated by reference to Registrant's Post-Effective Amendment No. 23, January 31, 2011, accession number 0001121624-11-000002.

(h)(5)
Administration Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072. Amendment to Administration Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072.

(i)	Opinion and Consent of Counsel, incorporated by reference to Registrant’s Post-Effective Amendment No. 45, February 9, 2016, accession number 0001121624-16-000100.

(j)	Consent of Independent Auditors, incorporated by reference to Registrant’s Post-Effective Amendment No. 45, February 9, 2016, accession number 0001121624-16-000100.

(k)	Omitted Financial Statement (not applicable).

(l)	Letter regarding initial capital incorporated by reference to Registrant's Pre-Effective Amendment No. 3, November 1, 2000, accession number 0001121624-00-000017.

(m)
Plan of distribution, Class A, B, and C incorporated by reference to Registrant's Pre-Effective Amendment No. 3, November 1, 2000, accession number 0001121624-00-000017.  Amended Schedule to Plan of Distribution incorporated by reference to Registrant's Post-Effective Amendment No. 8, January 30, 2006, accession number 0001121624-06-000002. Amended Schedules to Plans of Distribution incorporated by reference to Registrant's Post-Effective Amendment No. 10, February 9, 2007, accession number 0001121624-07-000004. Amended Schedules to Plans of Distribution incorporated by reference to Registrant's Post-Effective Amendment No. 13, September 15, 2008, accession number 0001121624-08-000016.  Class A Plan of Distribution Addendum to Schedule, incorporated by reference to Registrant’s Post-Effective Amendment No. 38, July 30, 2013, accession number 0001438390-13-000012.

(n)	Amended and Restated Rule 18f-3 Multiple Class Plan, incorporated by reference to Registrant’s Post-Effective Amendment No. 39, January 30, 2014, accession number 0001121624-14-000003.

(o)	Reserved

(p)(1)	Code of Ethics for Calvert Investment Management, incorporated by reference to Registrant’s Post-Effective Amendment No. 36, January 30, 2013, accession number 0001121624-13-000001.

(p)(2)	Code of Ethics for Sub-Adviser (Kleinwort Benson), incorporated by reference to Registrant's Post-Effective Amendment No. 23, January 31, 2011, accession number 0001121624-11-000002.

(q)	Power of Attorney Forms, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072.

Item 29.      Persons Controlled by or Under Common Control With Registrant
                  Not applicable.

Item 30.       Indemnification
Registrant's By-Laws, Item 28(b) of this Registration Statement, provides, in summary, that officers and trustees/directors shall be indemnified by Registrant against liabilities and expenses incurred by such persons in connection with actions, suits, or proceedings arising out of their offices or duties of employment, except that no indemnification can be made to such a person if he has been adjudged liable of willful misfeasance, bad faith, gross negligence, or reckless disregard of his duties. In the absence of such an adjudication, the determination of eligibility for indemnification shall be made by independent counsel in a written opinion or by the vote of a majority of a quorum of trustees/directors who are neither "interested persons" of Registrant, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, nor parties to the proceeding.
Registrant may purchase and maintain liability insurance on behalf of any officer, trustee, director, employee or agent against any liabilities arising from such status. In this regard, Registrant will maintain an insurance policy, providing Registrant with trustees/directors and officers liability coverage, plus excess trustees/directors and officers liability coverage for the independent trustees/directors only. Registrant also maintains an Investment Company Blanket Bond. The Fund maintains joint coverage with the other Calvert Funds, and for the liability coverage, with the Advisor and its affiliated companies ("Calvert operating companies.") The premium and the coverage are allocated based on a method approved by the disinterested Fund trustees/directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Advisor

Name	Name of Company, Principal Business and Address	Capacity
John H. Streur

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer, Trustee/ Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Vicki L. Benjamin
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Lancelot A. King
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Andrew K. Niebler
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert D. Benson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Patrick Faul
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

John Nichols
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Rachel Volynsky
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Matthew Duch
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Vishal Khanduja
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Thomas A. Dailey
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert J. Enderson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Lynne Ford
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Marybeth Pilat
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Mary Rutford
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Stu Dalheim
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Laurie Webster
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Erica Lasdon
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer
Item 32. Principal Underwriters

     (a)     Registrant's principal underwriter underwrites shares of the following investment companies other than Registrant:
Calvert Management Series
Calvert Social Investment Fund
Calvert World Values Fund, Inc.
Calvert Responsible Index Series, Inc.

Calvert Variable Series, Inc.
Calvert Impact Fund, Inc.
Calvert SAGE Fund
Calvert Variable Products, Inc.
         (b)     Positions of Underwriter's Officers and Directors

Name and Principal Business Address*	Position(s) and Offices with Underwriter	Position(s) and Offices with Registrant
John H. Streur	Director and Chief Executive Officer	Director and President
Vicki L. Benjamin	Director, Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer	Treasurer
Lynne Ford	Director, Executive Vice President – Sales and Marketing	None
Robert J. Enderson	Vice President, Corporate Finance, and Assistant Treasurer	Assistant Treasurer
Marybeth Pilat	Assistant Treasurer and Anti-Money Laundering Officer	Fund Controller and Assistant Treasurer
Mary Rutford	Assistant Secretary, Tax Accounting	None
Alex Smith	Vice President, Investor Dealer Services	None
Sonya Sbar	Vice President	None
Quentin Anderson	Regional Vice President	None
Anthony Eames	Senior Vice President	None
Andrew Olig	Regional Vice President	None
Penelope Jackson	Regional Vice President	None
Lancelot King	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
Andrew Niebler	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
Robert D. Benson	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
* 4550 Montgomery Avenue Bethesda, Maryland 20814
         (c)      Inapplicable.

Item 33. Location of Accounts and Records
         Vicki L. Benjamin, Treasurer
         and
         Lancelot A. King, Secretary
         Calvert Impact Fund, Inc.
         4550 Montgomery Avenue, Suite 1000N
         Bethesda, Maryland 20814

Item 34. Management Services
         Not Applicable
Item 35. Undertakings
         Not Applicable

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 15th day of April 2016.
CALVERT IMPACT FUND, INC.
By:
_____________**_____________
John H. Streur
President and Director

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under Rule 485(b) under the Securities Act and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 15th day of April 2016.

Signature	Title

__________**____________ D. WAYNE SILBY	DIRECTOR

__________**____________ JOHN G. GUFFEY, JR.	DIRECTOR

__________**____________ JOHN H. STREUR	PRESIDENT AND DIRECTOR (PRINCIPAL EXECUTIVE OFFICER)

__________**____________ VICKI L. BENJAMIN	TREASURER (PRINCIPAL FINANCIAL OFFICER)

__________**____________ REBECCA L. ADAMSON	DIRECTOR

__________**____________ RICHARD L. BAIRD, JR.	DIRECTOR

__________**_____________ JOY V. JONES	DIRECTOR

__________**____________ TERRENCE J. MOLLNER	DIRECTOR

__________**____________ SYDNEY A. MORRIS	DIRECTOR

__________**____________ MILES D. HARPER, III	DIRECTOR

**By: /s/ Andrew K. Niebler
               Andrew K. Niebler
Executed by Andrew K. Niebler, Attorney-in-fact on behalf of those indicated, pursuant to Powers of Attorney forms, incorporated by reference to Registrant’s Post-Effective Amendment No. 43, January 29, 2016, accession number 0001121624-16-000072.

Calvert Impact Fund, Inc.
Post-Effective Amendment No. 49
Registration No. 333-44064
EXHIBIT INDEX

Exhibit No.	Description

28(d)(1)	Addendum to Investment Advisory Agreement